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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Hybrid Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2001

To Our Stockholders:

    You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Hybrid Networks, Inc. to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, on May 22, 2001 at 2:00 p.m., local time.

    The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

    It is important that you use this opportunity to take part in the affairs of Hybrid by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOU MAY ALSO SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE AS SPECIFICALLY PROVIDED BY THE ACCOMPANYING INTERNET AND TELEPHONE VOTING INSTRUCTIONS. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

    We look forward to seeing you at the meeting.

Sincerely,
HYBRID NETWORKS, INC.
By:	/s/ MICHAEL D. GREENBAUM Michael D. Greenbaum President and Chief Executive Officer

HYBRID NETWORKS, INC.
6409 GUADALUPE MINES ROAD
SAN JOSE, CALIFORNIA 95120

NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Hybrid Networks, Inc. will be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, on May 22, 2001 at 2:00 p.m., local time for the following purposes:

  1.
  To elect two Class I directors for terms to expire at the Annual Meeting of Stockholders in 2004.

Nominees:	A. Allan Kurtze—Class I
Cameron M. Rejali—Class I
  2.
  To ratify the appointment of Hein + Associates LLP as independent auditors of Hybrid for the fiscal year ending December 31, 2001.

  3.
  To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

    The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

    Only stockholders of record at the close of business on March 27, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
HYBRID NETWORKS, INC.
/s/ MICHAEL D. GREENBAUM Michael D. Greenbaum President and Chief Executive Officer

San Jose, California
April 16, 2001

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING OR RESPOND VIA THE INTERNET OR TELEPHONE PURSUANT TO THE ENCLOSED INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

HYBRID NETWORKS, INC.
6409 GUADALUPE MINES ROAD
SAN JOSE, CALIFORNIA 95120

PROXY STATEMENT

April 16, 2001

    The accompanying proxy is solicited on behalf of the board of directors of Hybrid Networks, Inc., a Delaware corporation ("HYBRID" or the "COMPANY"), for use at Hybrid's 2001 Annual Meeting of Stockholders to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, on May 22, 2001 at 2:00 p.m., local time. This proxy statement and the accompanying form of proxy were first mailed to Hybrid's stockholders on or about April 16, 2001. An annual report for the year ended December 31, 2000 is enclosed with the proxy statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

    Only holders of record of Hybrid's common stock at the close of business on March 27, 2001 (the "RECORD DATE") will be entitled to vote at the meeting. At the close of business on March 27, 2001, 22,186,751 shares of Hybrid's common stock were outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

    Holders of Hybrid's common stock are entitled to one vote for each share held as of the above record date. Shares of common stock may not be voted cumulatively.

    Directors will be elected by a plurality of the votes of the shares of Hybrid's common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proposal 2 requires for approval the affirmative vote of the majority of shares of Hybrid's common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. All votes will be tabulated by the inspector of elections, appointed for the meeting, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and have the same effect as negative votes with regard to Proposal 2. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will not be counted for any purpose in determining whether the Proposal has been approved.

    Stockholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

    If your shares are registered in the name of a bank or brokerage you may be eligible nonetheless to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference

Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

EXPENSES OF SOLICITATION

    The expenses of soliciting proxies to be voted at the meeting will be paid by Hybrid. Following the original mailing of the proxies and other soliciting materials, Hybrid and/or its agents may also solicit proxies by mail, telephone, telegraph, in person or any other means authorized by the bylaws of the Company. Following the original mailing of the proxies and other soliciting materials, Hybrid will request that brokers, custodians, nominees and other record holders of Hybrid's common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Hybrid's common stock and request authority for the exercise of proxies. In such cases, Hybrid, upon the request of the record holders, will reimburse the holders for their reasonable expenses. Corporate Investor Communications, Inc., a proxy solicitation firm, will assist Hybrid in obtaining the return of proxies for a fee equal to $5,000, plus expenses.

REVOCABILITY OF PROXIES

    Any person signing a proxy in the form accompanying this proxy statement, or submitting a proxy pursuant to the terms of this proxy statement, has the power to revoke it prior to the meeting or at the meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Hybrid stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the meeting or by attendance at the meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, that stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

    Hybrid's board of directors consists of six members, divided into three classes of two directors each, Class I directors, Class II directors and Class III directors. Two Class I directors are to be elected at the meeting. The term of the Class I directors shall expire at the annual meeting of stockholders held in 2004. The term of the Class II directors shall expire at the annual meeting of stockholders held in 2002. The term of the Class III directors shall expire at the annual meeting of stockholders held in 2003. Each director is to serve until his successor has been elected and qualified.

    The board of directors have nominated the following two individuals, each a current director of Hybrid:

A. Allan Kurtze—Class I
Cameron M. Rejali—Class I

    Shares represented by the accompanying proxy will be voted "for" the election of the nominees recommended by the board of directors unless the proxy is marked otherwise. In the event that any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the present board of directors may determine. Hybrid is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS/NOMINEES

    The names of the nominees and the other directors of Hybrid, and certain information about them, are set forth below:

Name of Director	Age	Principal Occupation	Director Since
Class I Directors — Term Expiring at the 2004 Annual Meeting of Stockholders:
A. Allan Kurtze(1)	56	President of National Integrated Services at Sprint Corporation	2000
Cameron M. Rejali	39	Vice President, Broadband Wireless Product and Operations for Sprint's National Consumer Organization	2001
Class II Directors — Term Expiring at the 2002 Annual Meeting of Stockholders:
James R. Flach	54	Chairman of the Board of Hybrid and General Partner of Accel Partners	1995
Phillip J. Kushner(2)	49	Shareholder of Greenberg Traurig, P.A.	2000
Class III Directors — Term Expiring at The 2003 Annual Meeting of Stockholders:
Michael D. Greenbaum	58	Chief Executive Officer of Hybrid	2000
Gary M. Lauder(1)(2)	38	Managing Partner of Lauder Partners, LLC	1994

(1)
Member of the compensation committee

(2)
Member of the audit committee

    A. ALLAN KURTZE has been a director of Hybrid since October 2000. Since May 2000, he has been the President of the National Integrated Services of Sprint Corporation. From March 1999 to May 2000, he was the Senior Vice President of One Sprint Strategic Development. From June 1995 to March 1999, Mr. Kurtze was the Chief Operating Officer of Sprint PCS. Mr. Kurtze attended the University of Maryland and has an M.B.A. from the University of Chicago.

    CAMERON M. REJALI has been a director of the Company since February 2001. Since February 2000, Mr. Rejali has been Vice President, Broadband Wireless Products and Operations for Sprint's National Consumer Organization. From January 1998 to February 2000, he was Vice President of International Products and Alliance Management within Long Distance International. In 1997, Mr. Rejali was Assistant Vice President of Sprint International. From 1991 to 1997, Mr. Rejali was a Director of Corporate Strategy of Sprint. Mr. Rejali holds a B.A. in Economics from Harvard University and an M.A. in Economics from the University of Chicago.

    JAMES R. FLACH has been a director of Hybrid since May 1995 and served as Hybrid's acting Chief Executive Officer from November 1995 to January 1996 and from October 1999 to January 2000. In January 2000, Mr. Flach was elected Chairman of Hybrid's board of directors. Since September 1992, Mr. Flach has been an executive partner of Accel Partners, a venture capital firm. Since September 1992, he has also been the President of Flach & Associates, a management services firm, and formerly, served as Chief Executive Officer of Redback Networks, a network products company. He holds a B.S. in Physics from Rensselaer Polytechnic Institute and an M.S. in Applied Mathematics from the Rochester Institute of Technology.

    PHILLIP J. KUSHNER has been a director of the Company since October 2000. Since April 1999, he has been a shareholder of Greenberg Traurig, P.A., a national law firm. From November 1998 through April 1999, Mr. Kushner was of counsel to Greenberg Traurig. For more than 20 years prior to that time, he practiced corporate and securities law in Dallas, Texas, including serving as general counsel of two affiliated public companies and as a partner of a major law firm. Mr. Kushner holds a B.A. in Economics and History from Brandeis University, a J.D. cum laude from the University of Pittsburgh School of Law and an M.B.A. in Finance with distinction from Harvard Business School.

    MICHAEL D. GREENBAUM has been Chief Executive Officer of Hybrid since January 2000. Prior to joining the Company, he served as President and Chief Executive Officer of Continuity Solutions from April 1999 through December 1999. Prior to that, he was Vice President, Marketing and Sales for Netcom Online Communications, Inc. from October 1998 to March 1999. He also was Senior Vice President and General Manager for Applied Theory Communications, Inc. from 1997 to 1998, and Vice President and General Manager for Borland International from 1996 to 1997. Mr. Greenbaum holds a B.A. in History from Case Western Reserve University.

    GARY M. LAUDER has been a director of Hybrid since October 1994. Since 1986, he has been the Managing Partner of Lauder Partners, a venture capital entity formed by Mr. Lauder that focuses on advanced technologies for the cable TV marketplace. Since May 1995, Mr. Lauder has been Vice-Chairman of ICTV, Inc., a developer of interactive cable television technology. Mr. Lauder holds a B.A. in International Relations from the University of Pennsylvania, a B.S. in Economics from the Wharton School and an M.B.A. from the Stanford University Graduate School of Business.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During 2000, Hybrid's board of directors met fourteen times, including six telephone conference meetings, and acted by written consent eight times. No director attended fewer than 86% of the meetings of the board of directors held during the period for which he was a director with the exception of Theodore H. Schell who attended 64%. Mr. Schell resigned as director in July 2000. Each director who was a member of a committee of the board attended every meeting of that committee in 2000 with the exception of Mr. Schell who was on the Audit Committee and was absent once.

    Standing committees of Hybrid's board of directors include an audit committee and a compensation committee.

    Mr. Lauder and Mr. Kushner are the current members of the audit committee. Mr. Flach was on the audit committee until February 11, 2001 at which time he resigned from the audit committee. The audit committee met separately four times during 2000, although the members of the committee conferred informally on matters within the committee's purview during the year and addressed such matters from time to time during meetings of the board of directors.

    Mr. Lauder and Mr. Kurtze are the current members of the compensation committee. The compensation committee met twice during 2000, although the members of the committee conferred informally on matters within the committee's purview during the year and addressed such matters from time to time during meetings of the board of directors. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for Hybrid's officers and employees. The full board of directors administers Hybrid's stock option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the compensation committee of the board of directors during 2000 was an officer or employee of Hybrid. No executive officer of Hybrid serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Hybrid's board of directors or compensation committee. James R. Flach was not a member of the compensation committee or the audit committee while he was an officer of the Company during the period October 1999 to January 2000.

DIRECTOR COMPENSATION

    Effective as of October 2000, the board of directors adopted a Director Compensation Policy.

    All directors are reimbursed for their reasonable expenses in attending board and board committee meetings and each non-employee director who is not serving on the board of directors pursuant to contractual rights to nominate a member of the board of directors receives the following fees for attending board and board committee meetings:

• Fee per board meeting attended in person	$2,000
• Fee per board meeting attended by telephone	$1,000
• Fee per committee meeting attended in person	$1,000
• Fee per committee meeting attended by phone	$500

    Each non-employee director who is not serving on the board of directors pursuant to contractual rights to nominate a member of the board of directors has been granted an option to purchase 40,000 shares of our common stock. Also, each eligible director who becomes a member of the board of directors will receive an option to purchase 40,000 shares of our common stock. Upon each annual meeting at which a director is elected, or following which a director continues to serve as incumbent, an eligible director will be granted an additional option to purchase 20,000 shares of our common stock. All options to be granted to each eligible director will have an exercise price equal to the fair market value of our common stock on the date of grant. The options have five-year terms.

    Furthermore, each eligible director receives an annual retainer fee of $20,000 payable quarterly in arrears as a stock bonus under the Company's 1997 Equity Incentive Plan at the rate of $5,000 per quarter on each April 1, July 1, October 1, and January 1 if such director served as a director on the last day of, and for more than one half of, the calendar quarter preceding each such date, with the bonus shares to have a value, for the purpose of computing the number of shares to issue, equal to the closing price of the common stock on the last business day of the calendar quarter immediately preceding the payment date.

    Pursuant to the terms of the Director Compensation Policy discussed above, in December 2000, we granted options to purchase 40,000 shares of our common stock to Messrs. Flach, Kushner and Lauder at an exercise price of $5.328 per share; and, in January 2001, we granted, as a stock bonus to Messrs. Flach, Kushner and Lauder, 640 shares each of our common stock.

LEGAL PROCEEDINGS

  Class Action Litigation

    In June 1998, five class action lawsuits were filed in San Mateo County Superior Court, California against us, two of our directors, four former directors and two former officers. The lawsuits were brought on behalf of purchasers of our common stock during the class period commencing November 12, 1997 (the date of our initial public offering) and ending June 1, 1998. In July 1998, a sixth class action lawsuit was filed in the same court against the same defendants, although the class period was extended to June 18, 1998. All six lawsuits (the State Actions) also named as defendants the underwriters in our initial public offering, but the underwriters were dismissed from the cases.

    The complaints in the State Actions claimed that we and the other defendants violated the anti-fraud provisions of the California securities laws, alleging that the financial statements used in connection with our initial public offering and the financial statements issued subsequently during the class period, as well as related statements made on our behalf during the initial public offering and subsequently regarding our past and prospective financial condition and results of operations, were false and misleading. The complaints also alleged that the other defendants and we made these misrepresentations in order to inflate the price of the Company's common stock for the initial public offering and during the class period. The other defendants and we denied the charges of wrongdoing.

    In July and August 1998, two class action lawsuits were filed in the U.S. District Court for the Northern District of California (the Federal Actions). Both of the Federal Actions were brought against the same defendants as the State Actions, except that the second Federal Action also named as a defendant PricewaterhouseCoopers, LLP (PwC), our former independent accountants. (The underwriters in our initial public offering were named as defendants in the first Federal Action but were subsequently dismissed.) The class period for the first Federal Action is from November 12, 1997 to June 1, 1998, and the class period in the second Federal Action extends to June 17, 1998. The complaints in both Federal Actions claimed that we and the other defendants violated the anti-fraud provisions of the federal securities laws, on the basis of allegations that are similar to those made by the plaintiffs in the state class action lawsuits. The other defendants and we denied these charges of wrongdoing.

    We and the other parties (other than PwC) to the State Actions and the Federal Actions reached an agreement to settle the lawsuits in March 1999. The agreement was approved by the U.S. District Court for the Northern District of California in June 1999. In November 1999, the settlement of the State Actions and the Federal Actions became final. The time to appeal from the Court's approval of the settlement has expired. Under the settlement, (i) our insurers paid $8.8 million on our behalf and on behalf of the other officer and director defendants, and (ii) we issued 3,045,000 shares of common stock to the plaintiffs and their counsel (750,000 shares were issued in November 1999 and the balance in February 2000). As a result of the settlement and a related agreement between us and our insurers, we have paid, and will not be reimbursed by our insurers for, $1.2 million in attorneys fees and other litigation expenses that would otherwise be covered by our insurance, and we will not have insurance coverage for the attorneys fees and expenses relating to the settlement that we incur in the future.

  SEC INVESTIGATION

    In October 1998, the Securities and Exchange Commission began a formal investigation of Hybrid and certain individuals with respect to Hybrid's financial statements and public disclosures. Hybrid produced documents in response to the Securities and Exchange Commission's subpoena and cooperated with the investigation. A number of current and former officers, other employees and directors of Hybrid testified before the Securities and Exchange Commission's staff.

    On June 29, 2000, the SEC filed in the United States District Court for the Northern District of California a complaint against the Company and three former employees. On the same day, the court approved the Company's settlement with the SEC and entered judgment against the Company.

    The Company does not believe, based on current information, that the order will have a material adverse impact on the Company's business or financial condition.

ARRANGEMENTS REGARDING BOARD OF DIRECTORS

    Mr. Kurtze was appointed as director of Hybrid in October 2000 and Mr. Rejali was appointed as director of Hybrid in February 2001 to fill the vacancies created upon the resignation of Theodore Schell and Timothy Sutton, persons previously elected to the board pursuant to our contractual obligations to Sprint Corporation. If Mr. Kurtze or Mr. Rejali resigns or is terminated as a director, Hybrid has agreed to use its best efforts to cause Sprint's nominees to take their place as a member of the board of directors. Sprint has contractual rights to nominate two members of the board and also holds a debenture which is convertible at any time, at Sprint's election, into shares of a newly created series of Hybrid's preferred stock pursuant to which Sprint, as the holder of such stock, will have the right to elect two of Hybrid's six directors as well as certain other voting rights. Sprint has not yet exercised that debenture, and no preferred stock is outstanding.

    Under Hybrid's agreement with Sprint, Hybrid has also granted to Sprint, certain veto rights and other rights and privileges. For a more detailed description of the securities issued by Hybrid to Sprint and the rights and privileges granted to Sprint, please see the Section entitled "Certain Relationships And Related Transactions—Issuance of Securities to Sprint Corporation" on page 19.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Hybrid's board of directors has selected Hein + Associates LLP, independent auditors ("HEIN"), to audit the financial statements of Hybrid for the year ending December 31, 2001 and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. Representatives of Hein will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF HEIN + ASSOCIATES LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of December 31, 2000, with respect to beneficial ownership of Hybrid's common stock by (i) each stockholder Hybrid believes to be the beneficial owner of more than 5% of its common stock, (ii) each of Hybrid's current directors, (iii) each of the Named Executive Officers (as that term is defined on page 10) and (iv) all of Hybrid's current executive officers and directors as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Sprint Corporation(2) A. Allan Kurtze Cameron M. Rejali	7,013,068	28.2%
Intel Corporation(3)	1,207,020	5.5%
Accel Partners(4) James R. Flach(4)	3,010,957	13.5%
Gary M. Lauder(5)	571,826	2.6%
Judson W. Goldsmith(6)	274,687	1.2%
Michael D. Greenbaum(7)	156,250	0.7%
Phillip J. Kushner	0	0%
Deborah L. Burton(8)	87,175	0.4%
Nathan N. Wang(9)	86,979	0.4%
Thomas E. Bissett(10)	84,229	0.4%
All current executive officers and directors as a group (10 persons)(11)	11,285,171	43.5%

(1)
Unless otherwise indicated below, Hybrid believes that the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated below, the address of the named beneficial owner is that of Hybrid. Shares of Hybrid's common stock subject to options, warrants or convertible debentures that are currently exercisable or exercisable within 60 days of December 31, 2000, are deemed to be outstanding and to be beneficially owned by the person holding such options and/or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Represents (i) 4,066,446 shares of Hybrid's common stock issued in June 2000 upon conversion of 4% Convertible Class A Debentures (see ISSUANCE OF SECURITIES TO SPRINT CORPORATION) and (ii) 2,946,622 shares of Hybrid's common stock issuable upon conversion of 4% Convertible Class A Debentures which are themselves issuable upon exercise of warrants. Sprint's address is 2330 Shawnee Mission Parkway, Westwood, KS 66205. A. Allan Kurtze is President of National Integrated Services of Sprint Corporation. Cameron M. Rejali is the vice president of Broadband Wireless Products and Operations for Sprint's National Consumer organization.

(3)
Intel's address is 2200 Mission College Boulevard, Santa Clara, CA 95052.

(4)
Represents ownership by entities associated with Accel Partners as follows: 759,345 outstanding shares and 250,678 shares subject to warrants or convertible debentures, held by Accel IV, L.P.; 35,575 outstanding shares and 11,767 shares subject to warrants or convertible debentures, held by Accel Investors 95 L.P.; 18,238 outstanding shares and 6,021 outstanding shares subject to warrants or convertible debentures, held by Ellmore C. Patterson Partners; 15,750 outstanding shares and 5,199 shares subject to warrants or convertible debentures, held by Accel Keiretsu L.P.; 166,354,

  336,406 and 1,345,624 outstanding shares held by Accel Investors 99 L.P., Accel Internet Fund III and Accel VII L.P., respectively. Thirty thousand shares outstanding were held in Mr. Flach's personal account. Mr. Flach is an executive partner of Accel Partners and holds no voting or dispositive power with respect to any of the above shares. The table also includes 30,000 shares that are subject to options exercisable within 60 days of December 31, 2000 held by Mr. Flach granted in connection with services performed by Mr. Flach for Hybrid. The address of Mr. Flach and the Accel partnerships is 428 University Ave., Palo Alto, CA 94301.

(5)
Represents (i) 488,810 outstanding shares and (ii) 83,016 shares subject to warrants or options exercisable within 60 days.

(6)
Represents shares subject to options exercisable within 60 days of December 31, 2000.

(7)
Represents shares subject to options exercisable within 60 days of December 31, 2000.

(8)
Represents 87,175 shares subject to options exercisable within 60 days of December 31, 2000.

(9)
Represents 86,979 shares subject to options exercisable within 60 days of December 31, 2000.

(10)
Represents (i) 2,512 outstanding shares and (ii) 81,717 shares subject to options exercisable within 60 days of December 31, 2000.

(11)
Represents (i) 7,265,060 outstanding shares and (ii) 3,303,303 shares subject to warrants or convertible debentures and (iii) 716,808 options exercisable within 60 days of December 31, 2000.

EXECUTIVE OFFICERS

    The following sets forth certain information with regard to Hybrid's executive officers:

Name	Age	Position
Michael D. Greenbaum	58	President and Chief Executive Officer
Judson W. Goldsmith	62	Vice President of Finance, Chief Financial Officer
Deborah L. Burton	44	Vice President, Sales and Marketing
Nathan Wang	40	Vice President, Engineering
Thomas E. Bisset	48	Vice President, Manufacturing and Support

    MICHAEL D. GREENBAUM has been President, Chief Executive Officer of Hybrid since January 2000. Prior to joining the Company, he served as President and Chief Executive Officer of Continuity Solutions from April 1999 through December 1999. Prior to that, he was Vice President, Marketing and Sales for Netcom Online Communications, Inc. from October 1998 to March 1999. He also was Senior Vice President and General Manager for Applied Theory Communications, Inc., from 1997 to 1998 and Vice President and General Manager for Borland International from 1996 to 1997. Mr. Greenbaum holds a B.A. in History from Case Western Reserve University.

    JUDSON W. GOLDSMITH joined Hybrid in November 1998 as Vice President of Finance and Administration, Chief Financial Officer. In March 1999, he assumed the additional responsibilities of President and Chief Operating Officer and Secretary. In October 1999, his titles became President, Chief Operating Officer and Secretary, and, in January 2000, he became Vice President, Corporate Development and continued as Secretary. In August 2000, he became Vice President of Finance, Chief Financial Officer. For five years prior to joining Hybrid, Mr. Goldsmith was a manager and a management consultant working with troubled technical and non-technical companies. Mr. Goldsmith holds a B.A. in Economics from Dartmouth College and an M.B.A. from the University of Washington.

    DEBORAH L. BURTON joined Hybrid in March 2000 as Vice President, Sales and Marketing. In the five years prior to joining Hybrid, Ms. Burton was Vice President of Sales for Williams

Communications Group, Network Division and Regional Director of Global Accounts for MCI Telecommunications. Ms. Burton holds a B.A. in Psychology from DePaul University.

    NATHAN N. WANG joined Hybrid in March 2000 and serves as Vice President of Engineering. Prior to joining the Company, Mr. Wang held various positions at Motorola, Inc. from February 1994 through February 2000. He served as the director of platforms and architecture in Motorola's Personal Communication Sector in Asia responsible for Motorola's design centers in China and the development of advanced cellular/Internet products for wireless communications from 1999 through February 2000. From 1997 to 1999, he was the director of architecture, chip sets and DSP software for Motorola. Mr. Wang holds Ph.D and M.S. degrees in digital signal processing and communication systems from Michigan State University and a B.S. in communications engineering from National Chiao Tung University in Taiwan.

    THOMAS E. BISSETT, Hybrid's Vice President of Manufacturing and Support, joined the company in 1996 and has held the positions of Vice President of Operations and Director of Operations. Before this, Bissett was Vice President of Operations and a member of the founding team of Semaphore Communications Corp., a Xerox company that designed and manufactured network security products. He holds an M.B.A. from San Jose State University and M.S. and B.S. degrees in mechanical engineering from the University of Utah. Mr. Bissett is a licensed professional engineer in Texas and California.

EXECUTIVE COMPENSATION
OFFICER COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to Hybrid in all capacities during 2000 by (i) Hybrid's Chief Executive Officer; (ii) Hybrid's other executive officers (other than the Chief Executive Officer) who were serving as executive officers at December 31, 2000 and had salary and bonus for 2000 of $100,000 or more (four persons) and (iii) one additional individual who was among the four most highly compensated executive officers of Hybrid during 2000 (other than the Chief Executive Officer) but who was not serving as an executive officer at December 31, 2000 (collectively, the "NAMED EXECUTIVE OFFICERS"). Ms. Burton and Messrs. Wang and Bissett, who are included in the table, were first designated executive officers of the Company in April 2001.

SUMMARY COMPENSATION TABLE

								Long-term Compensation
								Awards
		Annual Compensation						Shares of Common Stock Underlying Options (#)
Name and Principle Positions	Year	Salary		Bonus		Other Annual Compensation			All Other Compensation
James R. Flach(1) Chairman of the Board	2000 1999 1998	$	— — —	$	— — —	$	— — —	40,000 60,000 —	$	— — —
Michael D. Greenbaum(2) President, Chief Executive Officer	2000		248,735		105,027		—	666,667		15,383	(3)
Judson W. Goldsmith(4) Vice President, Finance and Chief Financial Officer	2000 1999 1998		202,853 175,841 22,604		144,363 90,500 —		— — —	— 375,000 275,000		— — —
Nathan N. Wang(5) Vice President, Research and Development	2000		159,743		53,553		—	400,000		25,443	(6)
Thomas E. Bissett(7) Vice President of Manufacturing and Support	2000 1999 1998		136,685 131,442 117,792		45,738 7,250 2,115		— — —	3,333 155,825 10,536		— — —
Deborah L. Burton(8) Vice President of Sales and Marketing	2000		144,375		43,997		—	673,899		2,540	(9)
Thara M. Edson(10) Former Vice President of Finance, Chief Financial Officer	2000 1999 1998		132,353 191,979 53,090		88,791 74,500 14,875		— — —	— 449,000 66,465		69,057 — —	(11)

(1)
Mr. Flach was Hybrid's Chief Executive Officer in January 2000.

(2)
Mr. Greenbaum joined Hybrid in January 2000 as President, Chief Executive Officer.

(3)
Includes temporary living expenses paid by Hybrid of $15,383 to Mr. Greenbaum.

(4)
Mr. Goldsmith joined Hybrid in November 1998 as Vice President, Finance and Administration, Chief Financial Officer. He was Hybrid's President and Chief Operating Officer and Secretary from March 1999 until January 2000 when he was appointed as Vice President for Corporate Development and Secretary. In August 2000, he became Vice President of Finance, Chief Financial Officer.

(5)
Mr. Wang joined Hybrid in March 2000 as Vice President of Engineering.

(6)
Includes temporary living expenses paid by Hybrid of $25,443 to Mr. Wang.

(7)
Mr. Bissett joined Hybrid in March 1996 and is Vice President of Manufacturing and Support

(8)
Ms. Burton joined Hybrid in March 2000 as Vice President of Sales and Marketing.

(9)
Includes temporary living expenses paid by Hybrid of $2,540 to Ms. Burton.

(10)
Ms. Edson was Hybrid's Vice President of Finance, Chief Financial Officer until August 2000 (see SEPARATION AGREEMENTS on page 19).

(11)
Includes severance pay paid by Hybrid of $69,057 paid to Ms. Edson (see SEPARATION AGREEMENTS on page 19.)

OPTION GRANTS IN 2000

	Number of Shares of Common Stock Underlying Options Granted (1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		Percentage of Total Options Granted to Employees in 2000
			Exercise Price Per Share	Expiration Date
Name					5%	10%
James R. Flach(3)	40,000	1.73%	5.33	12/05/05	$58,881	$130,112
Michael D. Greenbaum.	500,000 166,667	21.61% 7.20%	16.00 10.00	01/19/05 08/09/05	2,050,717 (204,261)	4,682,766 178,710
Deborah L. Burton	300,000 100,000	12.97% 4.32%	19.06 10.00	02/15/05 08/09/05	1,579,944 (122,556)	3,491,262 107,225
Nathan N. Wang	300,000 100,000	12.97% 4.32%	16.00 10.00	02/28/05 08/09/05	1,038,988 (122,556)	2,568,083 107,226
Thomas E. Bissett	3,333	0.14%	10.00	08/09/05	(4,085)	3,574

(1)
Options granted pursuant to the 1999 Stock Option Plan and 1997 Equity Incentive Plan in 2000 generally have been ISOs or NQSOs that were granted at fair market value and vest over a four-year period so long as the individual is employed by Hybrid, subject to acceleration in certain instances (see "Employment Contracts" on below, and see "Certain Relationships and Related Transactions—Retention Agreements" and "Separation Agreements" on pages 19-23 below). The options generally expire five years from the date of grant or within 90 days after termination of employment or service as a director or officer, except that this period was extended following termination in the cases of Ms. Edson (See Separation Agreements on page 19).

(2)
The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Hybrid's estimate or projection of future common stock prices.

(3)
Option for shares of common stock issued on December 5, 2000 pursuant to the Director Compensation Policy.

    The following table sets forth the number of shares acquired upon the exercise of stock options during 2000 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 2000. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Hybrid's common stock as of December 29, 2000 (December 31, 2000 was a non-trading day) as reported on the Nasdaq ($7.81):

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END VALUES

			Number of Shares of Common Stock Underlying Unexercised Options at Year-End
					Value of Unexercised In-The-Money Options at Year-End
	Shares Acquired on Exercise(#)	Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Flach	30,000	$67,500	30,000	40,000	$91,860	$99,360
Judson W. Goldsmith	55,000	462,792	247,604	347,396	1,569,810	2,108,799
Michael D. Greenbaum	—	—	114,583	552,084	—	—
Nathan N. Wang	—	—	62,239	337,761	—	—
Deborah L. Burton	—	—	119,575	554,324	—	—
Thomas E. Bissett	56,279	539,688	72,503	60,820	448,484	233,727
Thara M. Edson	160,809	1,195,214	348,406	6,250	1,469,831	45,700

EMPLOYMENT CONTRACTS

    In November 1998, Mr. Goldsmith joined Hybrid as Vice President, Finance and Administration, Chief Financial Officer and was granted options to purchase 275,000 shares of Hybrid's common stock at $2.19 per share, vesting over four years. He is currently Vice President of Finance, Chief Financial Officer. Under the terms of his employment, he receives a salary of $225,000 per annum. He was entitled to receive bonuses in 2000 if Hybrid met certain corporate milestones, including completing the audit of its financial statements and filing with the Securities and Exchange Commission the annual and quarterly reports required under the Exchange Act. Mr. Goldsmith's bonus for 2000 was $144,000.

    In January 2000, Mr. Greenbaum was appointed Chief Executive Officer. Under the terms of his employment, he receives a base salary of $275,000 per annum and is eligible for a bonus, depending upon performance, targeted at 50% of his base salary. In addition, he received options under the 1999 Option Plan to purchase 500,000 shares of Hybrid's common stock. The options vest over a period of four years, except that, if Hybrid terminates Mr. Greenbaum's employment without cause (and provided that he executes a severance agreement and release of any claims he might have against Hybrid), the vesting of his options will accelerate so that those options which would have vested over the next 18 months would vest immediately upon such termination. Also, in the event of such termination (and upon execution of such a severance agreement and release), Mr. Greenbaum will continue to receive as severance monthly payments for 12 months based on his then base salary, subject to withholding and other charges. Hybrid agreed to loan $50,000 to Mr. Greenbaum to cover his relocation expenses. The loan was forgiven by Hybrid upon completion of Mr. Greenbaum's first year of employment.

REPORT OF THE COMPENSATION COMMITTEE

    This Report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with its rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Hybrid specifically incorporates this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE

    The compensation committee of Hybrid's board of directors makes all final decisions about compensation for executive officers. The compensation committee is comprised of two independent non-employee directors. From August 1999 to October 2000, Mr. Sutton (a former director of Hybrid) and Mr. Lauder served on the compensation committee. In October 2000, Mr. Sutton resigned as a director of Hybrid and Mr. Kurtze was appointed to the Compensation Committee.

GENERAL COMPENSATION POLICY FOR EXECUTIVE OFFICERS

    The compensation committee establishes the general compensation policy for all executive officers. The general compensation policy is that cash compensation should vary with Hybrid's performance, and any long-term awards should be closely aligned with the long-term interests of its stockholders. Executive compensation typically includes a base salary, target bonuses and long-term equity incentives.

    The compensation committee generally reviews base salary levels and target bonuses for the Chief Executive Officer, the Chairman and other executive officers near the beginning of each fiscal year. In determining compensation for a specific officer, the compensation committee considers many factors, including the compensation of executive officers of companies comparable to Hybrid, the officer's individual performance, the officer's current compensation and Hybrid's recent financial performance. Specifically, officer compensation is compared to competitive market compensation levels of comparable companies to determine salary range, target bonuses and target total cash compensation.

    The compensation committee creates long-term equity incentives for executive officers by recommending stock options under the Company's stock option plans. The board of directors administers these plans and grants options and the committee takes these grants into consideration in establishing compensation for executive officers. Participation in these plans provides value for executives only if Hybrid's stock price increases and only if the executives remain with Hybrid until their options vest, (except in certain situations in which vesting accelerates upon the occurrence of certain events). In determining recommendations for grants of stock options, stock option grant policies of other companies, if available, are reviewed and compared.

FISCAL 2000 EXECUTIVE COMPENSATION

    Base Compensation.  The compensation committee used the Radford Executive Benchmark Salary Survey to determine comparable base salaries for executive officers. The compensation committee seeks to place the base salary of each executive within the market salary range for the position, with the actual salary position in the range based on the Compensation Committee's assessment of the individual's job performance.

    Incentive Compensation.  For fiscal 2000, the compensation committee approved incentive bonus plans for Hybrid's executive officers and other senior-level managers. Executive bonuses were based on achievement of pre-determined objectives for Hybrid, as well as objectives for the officer's business or functional unit and personal objectives for the individual officer. Hybrid's objectives were based on revenue and operating results. Business or functional unit goals were based on business unit revenue, contribution and operational factors such as customer satisfaction and other milestones. Individual objectives related to budget/expense management, process improvement and employee management. The weight given to each of these factors varied from officer to officer. Individual bonuses for 2000 to Hybrid's executive officers who were with Hybrid for the year ranged from $43,997 to $144,363.

    Hybrid Performance and CEO Compensation.  From October 1999 to January 2000, Mr. Flach served as Hybrid's acting Chief Executive Officer. In consideration for his services, he received options under the 1999 Option Plan to purchase 60,000 shares of stock at $4.75 per share (the closing price of the common stock on the pink sheets on October 25, 1999, the day before the options were granted). In January 2000, Mr. Greenbaum was appointed Chief Executive Officer. Under the terms of his employment, he receives a base salary of $275,000 per annum and is eligible for a bonus, depending upon performance, targeted at 50% of his base salary. In determining base salary at the beginning of fiscal 2000, the compensation committee considered the Radford Executive Benchmark Salary Survey, and the performance of Hybrid during fiscal 2000.

    Compliance with Section 162(m) of the Internal Revenue Code of 1986.  Certain types of compensation are tax deductible for Hybrid under Section 162(m) of the Code, but only if performance criteria are specified in detail, and payments are contingent on stockholder approval of the compensation arrangement. The Company's stock option plans comply with the requirements of Section 162(m) and Hybrid does not expect that the cash compensation it pays in fiscal 2001 will be affected by the requirements of Section 162(m). However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Hybrid may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

                      A. Allan Kurtze
                      Gary M. Lauder

REPORT OF THE BOARD OF DIRECTORS

    The board of directors administers Hybrid's stock option plans and grants stock options to help retain executive officers and to align their interests with stockholders' interests. Stock options are usually granted to executive officers when they first join Hybrid. Officers generally receive additional grants when their responsibilities increase significantly or in light of special circumstances. They are also eligible for additional grants in connection with their annual performance evaluations depending on their performance level. The board may grant options at other times if it believes options are an appropriate retention incentive. While options generally vest at varying rates over a four-year period to provide a long-term incentive for executives to remain with Hybrid, the board may provide faster vesting in response to competitive factors. The board determines the number of options based on competitive factors, as well as on the executive's anticipated future contribution, his or her ability to affect corporate and/or business unit results, past performance, standing within the executive's peer group and the current number of vested and unvested options held by the executive and the exercise prices of such options. For executive officers other than the Chief Executive Officer and the Chairman, the board gives considerable weight to the recommendations of the Chief Executive Officer. The board granted options for 1,470,000 shares to current executive officers during fiscal 2000. All grants were made in connection with periodic performance and compensation evaluations. See Option Grants in 2000 on page 12. The board believes that these grants were necessary in order to retain key executive talent in a very competitive environment.

    CEO Stock Option Compensation.  On January 15, 2000, Michael D. Greenbaum, our Chief Executive Officer received an option to purchase 500,000 shares of Hybrid's common stock at $16.00 per share (the closing price of the common stock on the pink sheets on that day). On August 8, 2000, Mr. Greenbaum received an option to purchase 166,677 shares of Hybrid's common stock at $10.00 per share. The closing price of the common stock on the Nasdaq Stock Market on August 8, 2000 was $6.88.

                      James R. Flach
                      Michael D. Greenbaum
                      A. Allan Kurtze
                      Phillip J. Kushner
                      Gary M. Lauder
                      Cameron M. Rejali

INDEPENDENT AUDITORS FEES

    In addition to retaining Hein + Associates LLP to audit the financial statements for 2000, Hybrid retained Hein + Associates to provide tax services in 2000.

    The aggregate fees billed for professional services by Hein + Associates in 2000 for these various services were:

  •
  Audit Fees: $270,437 for services rendered in connection with the audit of our annual financial statements for 2000 and the reviews of the financial statements included in our Forms 10-Q for that year.

  •
  All Other Fees: $12,991 for tax services.

REPORT OF THE AUDIT COMMITTEE

    The following report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with its rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Hybrid specifically incorporates this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under the Securities Act or the Exchange Act.

AUDIT COMMITTEE

    The audit committee operates under a written charter, which was adopted by Hybrid's board of directors and by the audit committee on June 26, 2000. This written charter is included as an appendix to this proxy statement. Under the charter, until June 13, 2001, the committee will consist of at least two directors, a majority of whom are not our officers or employees. The current members of the committee are Phillip J. Kushner and Gary M. Lauder. Each is an "independent" director within the meaning of the listing standards of the Nasdaq Stock Market.

    The audit committee has reviewed Hybrid's audited financial statements for the fiscal year ended December 31, 2000 and has discussed with both the management of Hybrid and Hein + Associates, its independent accountants, these financial statements. Hybrid's management, which has primary responsibility for the Company's financial statements, represented to the audit committee that its audited financial statements were prepared in accordance with generally accepted accounting principles. Hein + Associates has issued its opinion that the Company's audited financial statements are in conformance with generally accepted accounting principles.

    The audit committee discussed with Hein + Associates the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee has also received from Hein + Associates the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with Hein + Associates the independence of that firm. Hein + Associates did not receive any fees for professional services rendered other than fees billed for the audit of Hybrid's annual financial statements for the most recent fiscal year, the reviews of the financial statements included in Hybrid's Forms 10-Q for that fiscal year and for tax services for that fiscal year.

    Based on the audit committee's review of Hybrid's audited financial statements together with the report of Hybrid's independent auditors on the financial statements and the representations of Hybrid's management with regard to these financial statements, and on the audit committee's discussions with the management of Hybrid and Hybrid's independent auditors, the audit committee recommended to Hybrid's board of directors that the audited financial statements be included in Hybrid's annual report on Form 10-K for the fiscal year ended December 31, 2000.

                      Phillip J. Kushner
                      Gary M. Lauder

PERFORMANCE GRAPH

    The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent Hybrid specifically incorporates this information by reference and shall not otherwise be deemed soliciting material or filed under such acts.

    The Securities and Exchange Commission requires that Hybrid include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and (ii) an industry index or peer group. Set forth below is a line graph comparing the total stockholder return on Hybrid's common stock from the first day of trading of Hybrid's common stock upon its initial public offering (November 12, 1997) to December 31, 2000 with the cumulative total return on the Nasdaq Composite Index (U.S. Companies), the Nasdaq Telecommunication Index and the Radio TV Communications Equipment Index (SIC Index) for the same period (assuming an investment of $100 in Hybrid's common stock and in each of the indices on the date of Hybrid's initial public offering and reinvestment of all dividends):

	Hybrid Networks, Inc.	Nasdaq Telecommunications Index	Nasdaq U.S. Index	SIC Radio, TV Comm., Equip. Index
11/12/97	100.00	100.00	100.00	100.00
12/31/97	69.79	109.12	102.20	92.87
12/31/98	3.14	180.60	144.10	100.42
12/31/99	125.47	322.21	267.80	380.83
12/31/00	49.02	137.28	161.00	197.78

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Except for (i) the compensation arrangements described in the section entitled "Executive Compensation" and (ii) the transactions described below, from January 1, 2000 to the present, there has been no (and there is not currently proposed), transaction or series of similar transactions to which Hybrid was (or is to be) a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of Hybrid's common stock (or any member of the immediate family of any of the foregoing persons) had (or will have) a direct or indirect interest.

RETENTION AGREEMENTS

    In January 2000, Hybrid's board of directors entered into an agreement with Michael D. Greenbaum, the Company's Chief Executive Officer whereby Mr. Greenbaum would receive a base salary, be eligible for a bonus, would be entitled to severance pay and would receive options to purchase up to 500,000 shares of Hybrid's common stock with normal vesting except that, there would be 18 months acceleration on Mr. Greenbaum's options upon termination of employment by the Company.

    In November 1998, Hybrid's board of directors entered into an agreement with Judson W. Goldsmith, the Company's Vice President of Finance, Chief Financial Officer whereby Mr. Goldsmith would receive a base salary, be eligible for a bonus, would be entitled to severance pay and would receive options to purchase up to 275,000 shares of Hybrid's common stock with normal vesting except that, there would be 18 months acceleration of Mr. Goldsmith's options upon termination of employment by the Company.

    In February 2000, Hybrid's board of directors entered into an agreement with Nathan N. Wang, the Company's Vice President, Engineering whereby Mr. Wang would receive a base salary, be eligible for a bonus, would be entitled to severance pay and would receive options to purchase up to 300,000 shares of Hybrid's common stock with normal vesting except that, there would be 18 months acceleration of Mr. Wang's options upon termination of employment by the Company.

    In January 2000, Hybrid's board of directors entered into an agreement with Deborah L. Burton, the Company's Vice President, Sales and Marketing whereby Ms. Burton would receive a base salary, be eligible for a bonus, would be entitled to severance pay and would receive options to purchase up to 300,000 shares of Hybrid's common stock with normal vesting except that, there would be 18 months acceleration of Ms. Burton's options upon termination of employment by the Company.

SEPARATION AGREEMENTS

    In November 2000, Hybrid entered into a separation agreement with Thara M. Edson, who was Hybrid's Vice President of Finance, Chief Financial Officer until August 2000. Under the agreement, Hybrid accelerated the vesting of Ms. Edson's options (resulting in the vesting of options for 279,584 shares, in addition to the options for 146,818 shares that had vested as of November 7, 2000 without acceleration) and agreed that Ms. Edson must exercise her previously vested options on or before November 7, 2000 and her accelerated options on or before May 14, 2001. Also under the agreement, Hybrid agreed to pay Ms. Edson an amount equal to one year's base salary.

ISSUANCE OF SECURITIES TO SPRINT CORPORATION

    In September 1999, Hybrid issued to Sprint Corporation, pursuant to a Securities Purchase Agreement, (i) an $11 million principal amount 4% Convertible Class A Debenture due 2009 (the "CLASS A DEBENTURE") which was convertible, as described below, into 3,907,775 shares of Hybrid's common stock (subject to adjustment), at a conversion price of $2.85 per share (subject to adjustment), and, (ii) a $1,000 principal amount 4% Convertible Class B Debenture due 2009 (the "CLASS B DEBENTURE") which is convertible at any time at the election of Sprint into up to 1,000 shares of a newly created series of Hybrid's preferred stock designated Class J Preferred Stock, par value $1.00 per share, at the rate of one share of Class J Preferred Stock for each $1.00 principal amount of Class B Debenture. In consideration for these securities, Sprint paid Hybrid $11,001,000. Additionally, the Company issued Sprint warrants (the "WARRANTS") to purchase at $1.00 per Warrant up to 8,397,873 (subject to adjustment) debentures of Hybrid in an aggregate face amount of $8,397,873 which debentures will have substantially the same terms as the Class A Debenture (the "WARRANT DEBENTURES") and will be convertible at a conversion price of $2.85 per share (subject to adjustment) into 2,946,622 shares of Hybrid's common stock as of December 31, 1999 (subject to adjustment). In consideration for the warrants, Sprint agreed to purchase $10 million of Hybrid's products as described below. Hybrid also granted Sprint certain rights regarding corporate governance, the right to appoint two directors to Hybrid's board of directors, certain rights of first refusal, preemptive rights and other rights, as described below. Hybrid also entered into an Amended and Restated Investor Rights Agreement (the "INVESTOR RIGHTS AGREEMENT") and a Warrant Agreement, and Hybrid and Sprint agreed to enter into an Equipment Purchase Agreement, as described below.

    During the quarter ended June 30, 2000, at the request of the Company, Sprint agreed to convert the entire principle of the CLASS A DEBENTURE into 3,907,775 shares plus 78,546 shares representing accrued interest to June 30, 2000 plus 80,125 shares representing the premium paid as an inducement for Sprint to convert. The premium was equal to the interest that would have been added to the principle of the debentures for the third and fourth quarters of 2000.

    Assuming that as of December 31, 2000 Sprint converted the Class B Debenture, exercised the Warrants and converted the Warrant Debentures acquired upon such exercise, Sprint would own 7,013,068 shares of Hybrid's common stock, representing approximately 28.2% of the 24,881,570 shares of Hybrid's common stock that were outstanding on that date (as adjusted for the issuance of common stock pursuant to the Series B Debenture and the Warrants and assuming no outstanding warrant, convertible debenture or option held by any other person is exercised or converted) and 100% of the 1,000 shares of Hybrid's Class J Preferred Stock outstanding. On a fully diluted basis, assuming that as of December 31, 2000 all other security holders exercised their options, warrants and conversion privileges as well as Sprint, Sprint would own approximately 21.6% of the 32,431,063 fully diluted shares of Hybrid's common stock that would then be outstanding.

    Class B Debenture.  The Class B Debenture is in the principal amount of $1,000 and bears interest at the rate of 4% per annum, on a 360 days basis, actual days elapsed, which is payable in full at maturity or upon conversion. The Class B Debenture is convertible at any time at the option of Sprint into 1,000 shares of Hybrid's Class J Preferred Stock. As long as the total number of shares of Hybrid's common stock that Sprint and its affiliates owns or would own assuming the conversion of all debentures and the exercise of all Warrants as a percentage of all outstanding shares of Hybrid's common stock on a fully diluted basis ("SPRINT'S INTEREST") is 10% or more, (i) the holders of Hybrid's Class J Preferred Stock, voting as a separate class, will have the right to elect two directors to serve on Hybrid's board of directors and (ii) the affirmative vote of the holders of a majority of the shares of Class J Preferred Stock will be necessary for Hybrid to:

      (a) adopt an Annual Business Plan (as defined) or take any actions that materially deviate from such plan;

      (b) make any capital expenditures in excess of $2 million in the aggregate in any fiscal year, except to the extent contemplated in the Annual Business Plan;

      (c) make any acquisition or disposition of any interests in any other person or business enterprise or any assets, in a single transaction or a series of related transactions, in which the fair market value of the consideration paid or received by Hybrid exceeds $1 million;

      (d) organize, form or participate in any joint venture or similar entity involving the sharing of profits in which the assets or services to be contributed or provided by Hybrid to such joint venture or other entity has a fair market value in excess of $1 million;

      (e) form a subsidiary;

      (f) issue any common stock, preferred stock or other capital stock or any stock or securities (including options and warrants) convertible into or exercisable or exchangeable for common stock, preferred stock or other capital stock or amend the terms of any such stock or securities or any agreements relating thereto (other than employee stock options approved by Hybrid's board of directors and common stock issued upon exercise thereof) or effect any stock split or reverse stock split or combination;

      (g) enter into any transaction between Hybrid, on the one hand, and any affiliate or associate of Hybrid, on the other, other than the payment of compensation and other benefits to employees and directors in the ordinary course of business;

      (h) declare or pay any dividend or other distribution with respect to its capital stock;

      (i) incur any indebtedness for borrowed money or capital lease obligations that are not expressly contemplated in the then-current Annual Business Plan in excess of $250,000 in the aggregate during any fiscal year;

      (j) amend its Certificate of Incorporation or Bylaws or create or amend a stockholders' rights plan;

      (k) declare bankruptcy; or

      (l) liquidate or dissolve.

    The Certificate of Designations for the Class J Preferred Stock states that the voting rights specified in the certificate shall terminate at such time as any share of the Class J Preferred Stock ceases to be owned by Sprint and its affiliates.

    Warrants.  In September 1999, Sprint was issued 8,397,873 Warrants to purchase Warrant Debentures at $1.00 per Warrant Debenture. The Warrant Debentures will have substantially the same terms as the Class A Debenture (including the conversion rights referred to above). Ten percent of the warrants became exercisable on the shipment dates when aggregate shipments of products and services pursuant to purchase orders submitted by Sprint to the Hybrid reaches at least $1 million. Thereafter, each additional shipment of $1 million entitled Sprint to exercise an additional 10% of its warrants, until all shipments aggregate $10 million. The shipments as of December 31, 2000 reached $10 million and, based on the warrants' conversion ratio, this amount would give Sprint the right to exercise 2,946,622 shares of the Company's Common Stock.

    Changes in Hybrid's Board of Directors.  In order to fulfill a condition of the Sprint Purchase Agreement, two persons designated by Sprint, were appointed to Hybrid's board of directors: Theodore H. Schell and Timothy S. Sutton. In 2000, Mr. Schell and Mr. Sutton resigned their posts at Sprint and consequently resigned as members of the Board of Directors of Hybrid. In October 2000 and February 2001, respectively, A. Allan Kurtze and Cameron M. Rejali were appointed to Hybrid's board of directors pursuant to the agreement with Sprint, which provides for certain nomination rights with respect to Hybrid's board of directors.

    Other Rights Granted to Sprint.  The Sprint Purchase Agreement also provides a right of first refusal if Hybrid enters into a "Change of Control Agreement," which is defined to include (i) any merger or consolidation of Hybrid which results in a Change of Control (as defined above), (ii) any disposition of a substantial portion of Hybrid's assets, (iii) any sale or issuance of stock (including a tender offer) that results in a Change of Control or (iv) any other transaction that results in a Change of Control. If Hybrid enters into a Change of Control Agreement with a third party at any time at which Sprint's Interest is 10% or greater, Hybrid must provide a complete copy of the Change of Control Agreement (including all schedules and exhibits) and any related agreements to Sprint within one business day following the execution of the Change of Control Agreement. The delivery of the Change of Control Agreement to the Sprint will constitute a binding offer by Hybrid to consummate with Sprint the transactions contemplated by the Change of Control Agreement on the terms set forth in the Change of Control Agreement. Such offer will be irrevocable for a period ending at 11:59 p.m., Kansas City time, on the 60th day following the day of delivery of the Change of Control Agreement to Sprint, which period may be extended as provided in the Sprint Purchase Agreement. The Sprint Purchase Agreement provides that Sprint may assign all or any part of its right of first refusal to any other Person (as defined), whether or not an affiliate of Sprint.

    The Sprint Purchase Agreement further provides that, for so long as Sprint's Interest is equal to or greater than 10%, if Hybrid determines to issue for cash consideration additional securities, including options, warrants, convertible instruments or other direct or indirect rights to acquire equity securities to third parties, other than equity securities issued or proposed to be issued to or for the benefit of any person who serves as an employee or director of Hybrid in the ordinary course of business, Hybrid will offer Sprint the right to purchase that certain portion of the additional equity securities as will permit Sprint to maintain the same percentage ownership interest in Hybrid (on a fully diluted basis) as it had immediately before the issuance of the equity securities.

    For so long as Sprint's Interest is equal to or greater than 10%, if Hybrid issues additional equity securities to officers or employees or for other than cash consideration, and the issuance of such additional equity securities would cause Sprint's Interest to fall below 10%, Sprint shall have, under the Sprint Purchase Agreement, the right to purchase such number of shares of Hybrid's common stock as will cause Sprint's Interest to remain at or above 10%.

    Under the Sprint Purchase Agreement, as long as Sprint's Interest is 10% or greater, Hybrid is not permitted to take the actions referred to above (in (a) through (l) under the heading "Series B Debenture") without Sprint's prior written approval.

    Purchase of Equipment and Services Agreement.  On May 1, 2000, Hybrid and Sprint entered into a Purchase of Equipment and Services Agreement whereby Hybrid agreed to sell products and services to support the wireless multi-channel multipoint distribution system (MMDS) being developed by Sprint for markets in the United States. The agreement sets forth (i) the terms of orders that Sprint may place with Hybrid during the term of the agreement and (ii) the requirements that Hybrid must meet to supply products and services. The agreement has a term of five years and is automatically renewable thereafter for successive one-year periods.

    Investors Rights Agreement.  Pursuant to the Sprint Purchase Agreement, Hybrid, Sprint and holders of a majority of the "Registrable Securities" under its prior registration rights agreement, together with the investors referred to below, entered into the Investors Rights Agreement in September 1999. Under the agreement, Sprint has the right on two occasions to require Hybrid to register under the Securities Act, at Hybrid's expense, Sprint's sale of shares of Hybrid's common stock that Sprint acquires pursuant to the Sprint Purchase Agreement. In addition, Sprint and the other holders of Registrable Securities have (i) piggyback registration rights to participate, at Hybrid's expense, in any registration by Hybrid for its own account or for the account of any stockholder (other than registrations on Form S-8 or Form S-4, but including any registration pursuant to Sprint's demand registration rights) and (ii) the right to require Hybrid to register, at Hybrid's expense, the sale of the Registrable Securities on Form S-3, subject to certain conditions.

    Business with Sprint.  During 2000, Hybrid had gross sales of $16.1 million to Sprint, representing 54% of Hybrid's total gross sales for the year.

ISSUANCE OF DEBENTURES TO OTHER INVESTORS.

    Concurrent with the closing of the Sprint Purchase Agreement, Hybrid issued to certain other investors for $7.1 million 4% Convertible Debentures due 2009 in the aggregate face amount of $7.1 million (the "DEBENTURES"). The Debentures were convertible into an aggregate of 2,522,292 shares of Hybrid's common stock at a conversion price of $2.85 per share shares (subject to adjustment and including accrued interest). The terms of the Debentures were substantially the same as the terms of the Class A Debentures.

    The investors included partnerships associated with Accel Partners, which purchased in the aggregate $5.6 million of the Debentures (convertible at December 31, 1999 into an aggregate of 1,989,414 shares of Hybrid's common stock, subject to adjustment and including accrued interest); OSCCO III, L.P., which purchased $750,000 of the Debentures (convertible at December 31, 1999 into 266,439 shares of common stock, subject to adjustment and including accrued interest); and Gary M. Lauder, who purchased $750,000 of the Debentures (convertible at December 31, 1999 into 266,439 shares of Hybrid's common stock, subject to adjustment and including accrued interest). James R. Flach, a director Hybrid, is an executive partner of Accel Partners but holds no voting or dispositive power with respect to the securities held by the Accel partnerships. Stephen E. Halprin, a general partner of OSCCO Management Partners III, which is the general partner of OSCCO III, L.P., was a director until his resignation upon the closing of the Sprint Purchase Agreement and the issuance and sale of the Debentures. Mr. Halprin disclaims beneficial ownership of OSCCO III, L.P. securities except to the extent of his pecuniary interest therein. Mr. Lauder is a director.

    During the quarter ended June 30, 2000, at the request of the Company, the investors agreed to convert the entire principle of the CLASS A DEBENTURE into 2,522,292 shares plus additional shares representing accrued interest to June 30, 2000 plus additional shares representing the premium paid as an inducement for the investors to convert. The premium was equal to the interest that would have been added to the principle of the debentures for the third and fourth quarters of 2000.

OTHER TRANSACTIONS

    Business with Intel.  During 2000, Hybrid purchased $900,000 of materials from Intel Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Hybrid's directors and executive officers, and persons who own more than 10% of Hybrid's common stock ("10% STOCKHOLDERS"), to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of Hybrid's common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Securities and Exchange Commission regulations to furnish Hybrid with copies of all Section 16(a) forms they file. Based solely on Hybrid's review of the copies of such forms furnished to it and written representations from the executive officers and directors, Hybrid believes that all of its executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during 2000, except that Mr. Kurtze and Mr. Kushner had a late filing of Form 3.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

    Stockholder proposals for inclusion in Hybrid's proxy statement and form of proxy relating to Hybrid's 2002 Annual Meeting of Stockholders must be received by December 17, 2001.

    In addition, stockholders wishing to nominate directors or propose other business at the 2002 Annual Meeting, but not intending to include such nomination in the Company's proxy statement for such meeting, must give advance written notice to the Company pursuant to the requirements of the Company's Bylaws. Per these requirements, notice of any such nomination or proposal must be received at the principal executive offices of the Company not less than 20 days nor more than 60 days prior to the date of the meeting. The notice must contain the information required under the Company's Bylaws. If notice is not received in accordance with this schedule, then the nomination or other proposal will not be brought before the 2002 Annual Meeting.

REPORT TO STOCKHOLDERS

    The Company's Annual Report to Stockholders for calendar year 2000, which contains, among other things, Hybrid's financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

OTHER BUSINESS

    Hybrid's board of directors does not presently intend to bring any other business before the 2001 Annual Meeting of Stockholders, and, so far as is known to the board of directors, no matters are to be brought before the 2001 Annual Meeting of Stockholders except as specified in the Notice of the 2001 Annual Meeting. As to any business that may properly come before the 2001 Annual Meeting of Stockholders, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors
/s/ JUDSON W. GOLDSMITH Judson W. Goldsmith Secretary

Dated: April 16, 2001
San Jose, California

EXHIBIT A

Hybrid Networks, Inc.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

    The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Hybrid Networks, Inc. (the "Company") is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company's financial accounting, reporting and controls. The Committee's principal functions are to:

  •
  monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company's independent auditors and the Company's financial and senior management;

  •
  review and evaluate the independence and performance of the Company's independent auditors; and

  •
  facilitate communication among the Company's independent auditors, the Company's financial and senior management and the Board.

    The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee will have unrestricted access to Company personnel and documents, and will have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

    While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. These are the responsibilities of management and the Company's independent auditors. It is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations or with the Company's policies and procedures.

II. Membership

    All members of the Committee will be appointed by, and will serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

    As of the date this charter is adopted and until June 13, 2001, the Committee will consist of at least two members of the Board. At least a majority of the members will be persons who are not officers or employees of the Company or any subsidiary and who do not have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As of June 14, 2001, the Committee will consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee will be "independent" as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the "Rules"), except as otherwise permitted by such Rules. Each member of the Committee will have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member will have prior experience in accounting, financial management or financial matters, as required by the Rules.

III. Meetings

    Meetings of the Committee will be held from time to time as determined by the Board. The Committee should periodically meet with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or the auditors believe should be discussed privately with the Committee. The Committee members should communicate with management and the independent auditors on a periodic basis in connection with the audit of the Company's financial statements and other matters relating to the Company's annual or quarterly financial statements, financial reporting, internal controls and other matters.

IV. Responsibilities and Duties

    The following will be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement or revise them as it deems appropriate (and will communicate any such supplements or revisions to the Board) and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1. Review the Company's quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

2. In connection with the Committee's review of the Company's annual financial statements:

  •
  Discuss with the independent auditors, management the financial statements and the results of the independent auditors' audit of the financial statements.

  •
  Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as may be modified or supplemented. These discussions should include:

  •
  the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles and the effect of significant accounting policies in controversial or emerging areas for which there is lack of authoritative guidance or consensus,

  •
  the reasonableness of significant judgments (including the process used by management in formulating sensitive accounting estimates and the basis for the auditors' conclusions regarding those judgments),

  •
  the clarity of the disclosures in the Company's financial statements,

  •
  any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information,

  •
  methods used to account for significant usual transactions,

  •
  any disagreements of the auditors with management regarding the application of accounting principles, the basis for management's estimates, the disclosures in the financial statements or other matters.

  •
  Review the auditors' letter regarding independence, discuss any relationships disclosed and recommend any appropriate action to the Board (see item 8 below).

  •
  Based on the review and discussions referred to above, consider recommending to the Board that the audited financial statements be included in the Company's annual report on Form 10-K that is filed with the Securities and Exchange Commission.

3. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

4. Discuss with the independent auditors and management their periodic reviews of the adequacy of the Company's accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the audit committee by each group.

5. Periodically consult with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

6. Review the Company's internal accounting function, including personnel and staffing issues, compliance with internal control procedures and other matters.

7. Review the independence and performance of the independent auditors. Recommend to the Board of Directors the appointment or discharge of the Company's independent auditors. The independent auditors' ultimate accountability to the Board and the Committee, and the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors for stockholder approval), are hereby confirmed.

8. Review and approve processes and procedures to ensure the continuing independence of the Company's independent auditors. These processes include (i) obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, as modified or supplemented; (ii) actively engaging in a dialog with the auditors regarding the nature and scope of such relationships and whether they might affect the auditors' objectivity and independence; and (iii) recommending to the Board that appropriate action be taken, including requiring the discontinuance of any relationships that the Committee believes could compromise the objectivity or independence of the auditors.

9. Approve the fees and other significant compensation to be paid to the independent auditors.

10. Periodically review the status of any legal matters that could have a significant effect on the Company's financial statements.

11. Annually prepare a report to the Company's stockholders for inclusion in the Company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

12. Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee's responsibilities.

13. Review and reassess the adequacy of the Committee's charter at least annually. Submit any proposed revisions of the charter to the Company's Board of Directors for review and approval. Include a copy of the charter as an appendix to the Company's proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

14. Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

DETACH HERE

PROXY

HYBRID NETWORKS, INC.

6409 GUADALUPE MINES ROAD
SAN JOSE, CALIFORNIA 95120

PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of HYBRID NETWORKS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2001, and hereby appoints Burke A. Ferrari and Judson W. Goldsmith, or either of them acting without the other, as the undersigned's proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of HYBRID NETWORKS, INC., to be held on Tuesday May 22, 2001 at 2:00 p.m., local time, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, on the matters set forth, on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

/x/	PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 and 3. THIS WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION AND FOR PROPOSALS 2 and 3. IN THEIR DISCRETION, THE PROXY HOLDERS (OR EITHER OF THEM) ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-14(c) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
1. To elect two Class I directors for terms to expire at the Annual Meetings of Stockholders in 2004.
Nominees: (01) A. Allan Kurtze—Class I (02) Cameron M. Rejali—Class I
FOR ALL NOMINEES	/ /	/ /	WITHHELD FROM ALL NOMINEES	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	/ /
				MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	/ /
/ / __________________________ For all nominees except as noted above
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Hein + Associates LLP as independent auditors of Hybrid for the fiscal year ending December 31, 2001.	/ /	/ /	/ /
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Signature: ____________ Date: ____________ Signature: ____________Date: ____________

QuickLinks

VOTING RIGHTS AND SOLICITATION OF PROXIES
EXPENSES OF SOLICITATION
REVOCABILITY OF PROXIES
PROPOSAL NO. 1—ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF HEIN + ASSOCIATES LLP.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2000
AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END VALUES
EMPLOYMENT CONTRACTS
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE BOARD OF DIRECTORS
INDEPENDENT AUDITORS FEES
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING
REPORT TO STOCKHOLDERS
OTHER BUSINESS
EXHIBIT A